Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com

SYMANTEC BUYS KEY SECURITY TECHNOLOGY PATENT, RECORDS FIRST QUARTER CHARGE

No Change to Non-GAAP Outlook

CUPERTINO, Calif. – August 18, 2003 – Symantec Corp. (Nasdq:SYMC), the world leader in Internet security, today announced that it purchased a key security technology patent asset from Hilgraeve, Inc., based in Monroe, Michigan. U.S. Patent Number 5,319,776 covers in-transit scanning for malicious code.

“This is a patent that is fundamental to several security technology defenses, including antivirus technologies, and it is an essential part of providing comprehensive protection against the growing number of threats,” said John W. Thompson, Symantec chairman and chief executive officer. “In-transit scanning of multiple security signatures is a must-have component of an effective security solution and by purchasing this patent we are making sure that Symantec’s products, technologies and customers are protected today and in the future.”

Symantec purchased the patent as part of a settlement in Hilgraeve, Inc. vs. Symantec Corporation. As part of the settlement Symantec also received licenses to the remaining patents in Hilgraeve’s portfolio, including patents related to data communications.

The total cost of purchasing the patent and licensing additional patents from Hilgraeve, Inc. is $62.5 million. This is a subsequent non-recurring event to the financial results for the fiscal first 2004 quarter, ended July 4, 2003, and results in an adjustment to the previously reported first quarter results. The financial impact of this settlement on GAAP net income for the fiscal first quarter is $9.5 million and the impact on earnings per share is $0.05, resulting in revised GAAP net income for the fiscal first quarter of $59 million and revised earnings per share of $0.36. Non-GAAP results are not affected by the patent settlement, as it is a non-recurring event and is excluded from the calculation of non-GAAP results.

Symantec’s forward-looking guidance for the fiscal second quarter 2004, ending Oct. 3, 2003, has not changed. As previously stated:

•	Revenue is expected to be in the range of $375 to $395 million.

•	GAAP earnings per share is expected to be $0.38 at the midpoint of the revenue guidance.

•	Non-GAAP earnings per share is expected to be $0.41 at the midpoint of the revenue guidance.

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Symantec Buys Key Security Technology Patent, Records First Quarter Charge

Management offers the following forward-looking guidance for fiscal year 2004, ending April 2, 2004, updated to reflect the actual results from the fiscal first quarter, estimated results for the fiscal second quarter, and the financial impact from the patent settlement:

•	Revenue is expected to be approximately $1.665 billion, as previously stated.

•	GAAP earnings per share is expected to be $1.75 at the stated revenue forecast. This is revised from $1.82.

•	Non-GAAP earnings per share is expected to be $1.96 at the stated revenue forecast, as previously stated.

Non-GAAP earnings per share excludes the amortization of intangibles, restructuring charges from acquisitions and patent settlement costs of approximately $7 million and $37 million for the quarter ending Oct. 3, 2003 and the fiscal year ending April 2, 2004, respectively. Investors are encouraged to review the more detailed reconciliation of these non-GAAP financial measures to the comparable GAAP measures, which can be found on the investor relations Web site at www.symantec.com/invest/center.html.

About Symantec

Symantec, the world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to individuals, enterprises and service providers. The company is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Symantec’s Norton brand of consumer security products is a leader in worldwide retail sales and industry awards. Headquartered in Cupertino, Calif., Symantec has worldwide operations in 36 countries. For more information, please visit www.symantec.com.

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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please view the Symantec Press Center at http://www.symantec.com/PressCenter/ on Symantec’s Web site.

Symantec and the Symantec logo are trademarks or registered trademarks, in the United States and certain other countries, of Symantec Corporation. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including forecasts of future revenue and earnings per share, expected activities, and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the sustainability of recent growth rates, particularly in consumer products; the anticipation of the growth of certain market segments, particularly enterprise security; the positioning of Symantec’s products in those segments; the competitive environment in the software industry; general market conditions, fluctuations in currency exchange rates, changes to operating systems and product strategy by vendors of operating systems; and whether Symantec can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s previously filed Form 10-K for the fiscal year ended March 28, 2003. Symantec assumes no obligation to update any forward-looking information contained in this press release except as otherwise required by law.

USE OF NON-GAAP FINANCIAL INFORMATION: In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Symantec reports non-GAAP financial results. Non-GAAP net income and earnings per share exclude acquisition related charges, such as amortization of goodwill and other intangibles, and certain other charges, such as restructurings and site closures and patent settlement costs, as well as the tax effect of these items. Symantec’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method Symantec uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which can be found on the investor relations Web site at www.symantec.com/invest/center.html.